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                                                                   Exhibit 2(g)

                    PURCHASE AND SUPPLY AGREEMENT (FOAMBOARD)



                  This Purchase and Supply Agreement ("Agreement") is made as of this 9th day of October, 2001 by and between SEAL GRAPHICS AMERICAS CORPORATION, a Delaware corporation, SEAL USA CORPORATION, a Delaware corporation, and SEAL GRAPHICS TECHNOLOGIES CORPORATION, a Delaware corporation ("the Seal Parties") and HUNT CORPORATION, a Pennsylvania corporation ("Hunt").

                                    RECITALS

                  WHEREAS, pursuant to an Asset Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), by and among Hunt, Hunt Holdings, Inc. and Hunt Graphics Americas Corporation (collectively, the "Sellers") and Neschen AG and the Seal Parties, the Seal Parties concurrently herewith will purchase from the Sellers certain assets of the Sellers related to the Graphics Products segment of Hunt (the "Business");

                  WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement; and

                  WHEREAS, capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement.

                  NOW, THEREFORE, in consideration of the premises, the covenants set forth herein and the benefits to be derived herefrom, the parties hereby agree as follows:

                                   ARTICLE I

                         Supply and Purchase of Products

                  1.1 Supply. Effective as of 11:59 p.m. (Eastern Time) on September 30, 2001 and subject to the provisions of this Agreement, Hunt shall manufacture and supply to the Seal Parties the foamboard products for commercial graphics accounts in the United States and Canada set forth on Schedule 1.1 to this Agreement and any other products which may be listed on Schedule 1.1, as such schedule may be amended from time to time by written consent of the parties hereto (the "Products"), and the Seal Parties shall provide Hunt with written orders for Products.

                  1.2 Budget. In order to aid Hunt in its production projections, on or before the first day of the month immediately preceding each calendar quarter during which this Agreement is in effect (the "Budget Date"), the Seal Parties shall provide Hunt with a written good faith estimate of the maximum and minimum quantities that the Seal Parties estimate they will purchase each month during the upcoming calendar quarter (the "Budget Range"). In the event that Hunt determines that it may be unable to supply the amounts of Products set forth in the Budget Range, Hunt shall give notice to the Seal Parties that it cannot supply the amounts of Products set forth in the Budget Range. Hunt must give such notice within ten (10) days after receipt of the


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Budget Range and such notice shall set forth the maximum quantity that Hunt is able to supply during such periods. The parties understand and agree that the Budget Range reflects the Seal Parties' good faith estimate of their requirements and is not a binding order. The Budget Range may be updated periodically as set forth in Section 2.1. During the term of this Agreement (as defined in Section 5.1 below) (the "Term"), Hunt shall supply Products to the Seal Parties in such quantities as the Seal Parties may order under the terms and conditions set forth in this Agreement. The Budget Range in effect for the current calendar quarter as of the Closing Date shall be as previously agreed by the parties.

                  1.3 Non-Exclusivity. Subject to this Section 1.3, the Seal Parties shall purchase their requirements for Products from Hunt during the term of this Agreement. Notwithstanding the above, in the event that Hunt is unable to supply the amounts of Products set forth in the Budget Range established by the Seal Parties pursuant to Section 1.2 or Section 2.1 hereof, the Seal Parties shall be permitted to purchase from vendors other than Hunt that amount of Product within the Budget Range that Hunt is unable to supply.

                                   ARTICLE II

                            Orders, Prices and Terms

                  2.1 Orders. At least ten (10) days prior to the first day of each month during the Term of this Agreement, the Seal Parties shall submit an order to Hunt for Products to be delivered during the upcoming month (which order shall be within the Budget Range for such month). All orders for Product under this Agreement shall be sent in writing, setting forth the quantity, shipping and delivery instructions for that order, and shall be accepted in writing by Hunt. Hunt shall accept every order that is within the Budget Range for the period. In the event that the Seal Parties have reason to believe, as of the date that an order is given, that the Budget Range has become inaccurate, the Seal Parties shall deliver an updated Budget Range with the then-current order, which reflects the Seal Parties' updated good faith estimate of their purchase requirements for the remainder of the current quarter (or for the following quarter if a Budget Range for such quarter is then in effect). Hunt may notify the Seal Parties that it cannot supply the amounts of Products set forth in the revised Budget Range. Hunt must give such notice within ten (10) days after receipt of such revised Budget Range and such notice shall set forth the maximum quantity that Hunt is able supply during such periods. The purchase orders will indicate that they are issued pursuant to this Agreement.


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                  2.2 Inconsistencies. In the event of any inconsistencies
between the terms on a purchase order and the terms of this Agreement, the terms of this Agreement shall take precedence.

                  2.3 Prices. Products shall be sold by Hunt to the Seal Parties at a price equal to a 16.9% mark-up over the total cost of production, which shall include, but not be limited to, raw materials, direct labor and factory overhead incurred by Hunt to manufacture the Products. Prices will be established by, and go into effect, on the second Monday of each of Hunt's fiscal quarters during the term of this Agreement and will be effective until the next fiscal quarter. Prices will equal the standard cost of the products produced plus a variance factor equal to the previous quarters production variances as a percent of the previous quarters standard cost of production. An exception to this is required for Hunt's first fiscal quarter only. Recognizing that new fiscal 2002 standard cost will be established at the end of the current fiscal year and that certain production variances such as fixed overhead variance and purchased material price variances should be reflected in the new standard cost, prices for the first fiscal quarter will be equal to the 2002 standard cost of production plus a variance factor equal to production scrap for the last six months of fiscal 2001 as a percent of standard cost of production for the same period.

         Hunt shall disclose to the Seal Parties all information regarding their cost of production for Products.

                  2.4 Terms of Payment, Shipping and Delivery.

                      2.4.1. The Seal Parties will pay to Hunt the full invoice price of Products not later than thirty (30) days after the receipt of such Products by the Seal Parties.

                      2.4.2. Delivery of any and all Products sold by Hunt to the Seal Parties hereunder shall be made F.O.B. Statesville, North Carolina. Risk of loss of the Products shall pass to the Seal Parties upon delivery by Hunt of the Products to the carrier. All freight costs shall be paid by the Seal Parties and all distribution costs, including the cost of warehousing and handling the Products, shall be paid by Hunt.

                                  ARTICLE III

                                  Hunt Warranty

                  3.1 General Provisions. Hunt warrants that any and all Products sold to the Seal Parties hereunder shall, upon delivery be free from defects in workmanship and materials and shall be in strict accordance with specifications. Hunt shall replace or repair, without charge, but at Hunt's option, any Product shown to be otherwise than as warranted, provided that the Seal Parties give Hunt notice of such defect within 30 days of receipt of the Product. The Seal Parties shall inform Hunt promptly of any warranty claims with


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respect to Products and shall take all reasonable steps in order to avoid possible claims against the foregoing Warranty. In addition, the Seal Parties shall make no settlements with any of its customers with respect to warranty claims which will be binding upon Hunt without Hunt's consent.

                  3.2 Returns. The Seal Parties shall return Products subject to warranty claims to Hunt at the Seal Parties' cost. If such Products are found to be defective under the warranty, then Hunt shall reimburse the Seal Parties for such shipping costs. Notwithstanding the above, if the Seal Parties discover that Products "out of the box" are defective, then such Products will be returned to Hunt at Hunt's cost.

                  3.3 Exclusions. The warranty obligations hereunder shall not apply to any defects caused by neglect or misuse by the Seal Parties or normal wear and tear.

                                   ARTICLE IV

                                 Non-Competition

                  4.1 Non-Competition by Hunt. Hunt shall conduct all activities and operations pursuant to this Agreement in accordance with the terms of its covenant not to compete as set forth in Section 9.1 of the Purchase Agreement.

                                   ARTICLE V

                              Term and Termination

                  5.1 Term. This Agreement shall have a term of one (1) year commencing on the date hereof (the "Initial Term"). Each of the parties hereunder may terminate this Agreement without liability to the other parties hereunder prior to the end of the Initial Term in accordance with Section 5.2. Unless a terminating party gives notice to the other parties hereunder of its intention to cause this Agreement to terminate at the end of the Initial Term or any extension (which notice shall be given in writing at least sixty (60) days prior to the end of the Initial Term), this Agreement shall automatically be renewed and continue thereafter for additional one (1) year terms ("Renewal Term") unless and until terminated by any of the parties hereunder by written notice sent at least sixty (60) days before the end of any Renewal Term.

                  5.2 Termination for Cause. Notwithstanding anything to the contrary set forth above, if any party hereunder shall fail to perform or observe any material condition or undertaking required to be performed or observed by it hereunder and such failure shall not have been cured within thirty (30) days following the giving of notice in writing thereof by any of the other party hereunder, or if any party hereunder shall be adjudicated bankrupt, or shall make an assignment for the benefit of or enter into a creditors' agreement or if a receiver shall be appointed for it, then, and in any such

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case, the other parties hereunder may terminate this Agreement effective at once by giving notice of termination to the defaulting party.

                  5.3 Effect of Expiration or Termination of Agreement.

                      5.3.1. Upon the expiration or termination of the Initial Term or any Renewal Term in accordance with this Article V, any and all Products manufactured or otherwise produced by Hunt which have not been ordered by the Seal Parties (the "Inventory") shall remain the property of Hunt and Hunt shall bear all costs and other obligations arising out of such Inventory.

                      5.3.2. Upon the expiration or termination of the Initial Term or any Renewal Term in accordance with this Article V, Hunt shall sell or otherwise dispose of all Inventory in accordance with Section 9.1 of the Purchase Agreement.

                  5.4 Other Rights. No party hereunder shall be discharged, by reason of a termination pursuant to this Article V, from any liability or obligation to the other party hereunder which shall have accrued prior to such termination or which by the terms of this Agreement shall continue beyond the time after which this Agreement shall otherwise no longer be in force.

                                   ARTICLE VI

                                     General

                  6.1 Notices. All notices, requests for approval and other communications hereunder shall be in writing and shall be deemed to have been fully given if delivered or mailed, first class mail, postage prepaid or sent by a recognized overnight delivery services as follows (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                                    (i)      To Hunt, as follows:

                                     Hunt Corporation
                                     One Commerce Square
                                     2005 Market Street
                                     Philadelphia, Pennsylvania 19103
                                     Attn:  Donald L. Thompson

                           With a copy to:

                                     John C. Bennett, Jr.
                                     Drinker Biddle & Reath LLP
                                     One Logan Square
                                     18th & Cherry Streets
                                     Philadelphia, Pennsylvania 19103


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                                     (ii)     To the Seal Parties as follows:

                                     Neschen AG
                                     Hans Neschen Strasse 1
                                     D-3165 Bueckeburg
                                     Germany
                                     Attn:  Stefan Zinn

                           With a copy to:

                                     William Harnisch, Esq.
                                     Cummings & Lockwood
                                     Four Stamford Plaza
                                     P. O. Box 120
                                     Stamford, Connecticut 06904-0120

                  6.2 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by the parties, and this Agreement shall be binding upon the parties with the same force and effect as if the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

                  6.3 Severability. In the event one or more of the provisions of this Agreement or any application thereof shall for any reason be held to be void, illegal or otherwise invalid or unenforceable, the same shall be severed herefrom and such voidance, illegality, invalidity or unenforceability shall not affect any other provision of this Agreement and such remaining provisions of this Agreement and any applications thereof shall be construed as if such void, invalid, illegal or unenforceable provisions had never been contained herein and the Agreement so altered shall continue in full force and effect.

                  6.4 Waivers. Any waiver by any of the parties hereunder of any rights arising from a breach of any covenants or conditions of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other covenants or conditions of this Agreement.

                  6.5 Assignment. This Agreement shall not be assignable by any party hereto, except as provided in Section 11.5 of the Purchase Agreement.

                  6.6 Headings. The descriptive words or phrases at the heads of the various articles and sections hereof are inserted only for convenience and for reference and in no way are, or are intended to be, a part of this Agreement, or in any way define, limit or describe the scope or intent of the particular article or section to which they refer.


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                  6.7 Governing Law. This Agreement shall be construed, governed and enforced in accordance with the laws of the State of Delaware without giving effect to otherwise applicable principles of conflicts of law.

                  6.8 Dispute Resolution. All disputes arising out of or in connection with this Agreement and the transactions contemplated herein shall be submitted to arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce. Such arbitration shall be held in Wilmington, Delaware and shall be conducted in English by one (1) arbitrator appointed in accordance with said Rules.

                  6.9 Force Majeure. Hunt shall not be responsible for failure or delay in the delivery of any service or product hereunder caused by act of God or public enemy, war, government acts, regulations, or orders, fire, flood, embargo, quarantine, epidemic, labor stoppage or other disruption, accidents, unusually severe weather, or other cause beyond the control of Hunt.

                  6.10 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereof with respect to the purchase and supply of the Products to the Seal Parties and merges all prior discussions between them and no party hereunder shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement or as subsequently set forth in writing and executed by the party to be bound thereby.













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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be signed by their duly authorized and empowered representatives as of the day and year first above written.

                                      SEAL GRAPHICS AMERICAS CORPORATION


                                      By:
                                          -----------------------------------
                                          Name:
                                          Title:


                                      SEAL USA CORPORATION


                                      By
                                          -----------------------------------
                                         Name:
                                         Title:


                                      SEAL GRAPHICS TECHNOLOGIES CORPORATION


                                      By
                                          -----------------------------------
                                          Name:
                                          Title:


                                      HUNT CORPORATION


                                      By
                                          -----------------------------------
                                          Name:
                                          Title:






          [SIGNATURE PAGE TO PURCHASE AND SUPPLY AGREEMENT (FOAMBOARD)]